Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Registration No. 333-285637) of Ohmyhome Limited and its subsidiaries (collectively the “Company”) of our report dated April 23, 2024 with respect to our audit of the consolidated financial statements of the Company as of December 31, 2023, and for years ended December 31, 2023 which is included in its Annual Report on Form 20-F, filed with the Securities and Exchange Commission.

We also consent to the reference of WWC, P.C. as an independent registered public accounting firm, as experts in the Annual Report.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
April 28, 2026	Certified Public Accountants
PCAOB ID: 1171